Exhibit 99.1

II-VI Incorporated Expands Compound Semiconductors and Photonic Solutions

Platforms with the Completion of the Finisar Acquisition

PITTSBURGH, Sept. 24, 2019 (GLOBE NEWSWIRE) – II-VI Incorporated (Nasdaq:IIVI), a global leader in engineered materials and optoelectronic devices, today successfully completed the acquisition of Finisar Corporation (Nasdaq:FNSR). The acquisition of Finisar was first announced on November 9, 2018.

Under the terms of the merger agreement, Finisar shareholders will receive on average $15.60 in cash and 0.2218 shares of II-VI common stock per 1.0 share of Finisar common stock depending on each shareholder’s election as laid out in the merger agreement. This transaction is fully taxable to Finisar shareholders. The company expects to achieve $150M in run rate synergies over the next three years. The financing for the transaction was $1.9B of cash raised in a combination of Term Loans A and B with a combined interest rate of L+251 and $1.1B of the company’s stock. Finisar shareholder will own approximately 32% of the combined company.

“Today our company is taking a giant leap forward in our scale to serve a significantly increasing addressable market,” said Dr. Vincent D. Mattera, Jr., Chief Executive Officer, II-VI Incorporated. “The powerful combination of II-VI and Finisar makes us the global leader in optical communications and continues our leadership in our other key end markets, with a world-class product portfolio and deep technology expertise that enables us to offer more tightly integrated solutions and exceptional overall value for our customers.”

“With nearly 80 years of combined business leadership in photonics and compound semiconductors, it makes sense for Finisar to join the II-VI family to continue to deliver the best products and solutions possible,” said Todd Swanson, Finisar’s Chief Operating Officer and co-CEO. “Thanks to the talents of numerous individuals across this new global powerhouse, II-VI and Finisar are ready to merge into one highly efficient and seamless company with a common culture, vision and mission.”

II-VI is not providing updated guidance for its first quarter at this time. In the quarter end earnings call in early November, the company will provide more details to Finisar’s contributions to the first quarter.

II-VI Executive Officers

II-VI will be led by a proven leadership team that leverages the strengths of the combined company. II-VI’s executive officers are:

•	Dr. Vincent D. Mattera, Jr - Chief Executive Officer

•	Walter R. Bashaw II - President

•	Mary Jane Raymond - Chief Financial Officer

•	Dr. Giovanni Barbarossa - Chief Strategy Officer, II-VI Incorporated and President, Compound Semiconductors

•	Jo Anne Schwendinger - Chief Legal & Compliance Officer, Corporate Secretary

•	Dr. Christopher Koeppen - Chief Technical Officer

II-VI will continue to leverage a Board of Directors comprised of seasoned executives and thought leaders from highly diverse industries.

II-VI Reporting Segments

II-VI will be organized into two segments called Photonic Solutions and Compound Semiconductors. These segments will be led by:

•	Dr. Giovanni Barbarossa - Chief Strategy Officer, II-VI Incorporated and President, Compound Semiconductors

•	Sunny Sun - President, Photonic Solutions

The Compound Semiconductors Segment is expected to be a market leader in differentiated materials and devices such as those based on gallium arsenide, indium phosphide, gallium nitride and silicon carbide, by independently driving investments that advance its technology roadmaps.

The Photonic Solutions Segment leverages II-VI’s compound semiconductor technology platforms to deliver components and subsystems that are differentiated based on deep knowledge of end user applications for our key end markets.

II-VI’s global workforce of over 25,000 associates in 70 locations worldwide is dedicated to the Company’s enduring mission to enable the world to be safer, healthier, closer and more efficient.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in communications, materials processing, aerospace & defense, semiconductor capital equipment, life sciences, consumer electronics, and automotive markets. Headquartered in Saxonburg, Pennsylvania, the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to support our customers. For more information, please visit us at www.ii-vi.com.

About Finisar

Finisar Corporation is a global technology leader in optical communications, providing components and subsystems to networking equipment manufacturers, data center operators, telecom service providers, consumer electronics, and automotive companies. Founded in 1988, Finisar designs products that meet the increasing demands for network bandwidth, data storage, and 3D sensing subsystems. The company is headquartered in Sunnyvale, California, with R&D, manufacturing sites, and sales offices worldwide. Visit our website at www.finisar.com.

Forward-looking Statements

This press release contains forward-looking statements relating to future events and expectations that are based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.

The Company believes that all forward-looking statements made by it in this release have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019; (iii) the purchasing patterns of customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the Company’s ability to assimilate recently acquired businesses, and risks, costs and uncertainties associated with such acquisitions; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

CONTACTS:

Mary Jane Raymond

Chief Financial Officer

investor.relations@ii-vi.com

Mark Lourie

Vice President, Corporate Communications

corporate.communications@ii-vi.com

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